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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  JUNE 28, 1999

                             MORROW SNOWBOARDS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


          OREGON                        0-27002           93-1011046
(STATE OR OTHER JURISDICTION OF       (COMMISSION         (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)        FILE NUMBER)        IDENTIFICATION NUMBER)


                             2600 PRINGLE ROAD, S.E.
                                 SALEM, OR 97302
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                 (503) 375-9300
               REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE

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ITEM 5.  OTHER EVENTS.

FINAL ORDER DISMISSING INVOLUNTARY PETITION UNDER CHAPTER 7 BANKRUPTCY.

As previously reported by the Company, on March 30, 1999, certain of the Company's trade creditors filed an involuntary petition for relief under Chapter 7 of the United States Bankruptcy Code (Involuntary Petition) in the United States Bankruptcy Court for the District of Oregon (No. 699-61663-fra7). The Bankruptcy Court has entered an order dismissing the Involuntary Petition, which order became final on June 28, 1999.

PAYMENT AGREEMENT

The Company has entered into a Payment Agreement with the creditors that filed the Involuntary Petition. In general, under the terms of the Payment Agreement, creditors holding undisputed, non-contingent, liquidated claims against the Company (approximately $2.4 million in the aggregate) will receive payments from the Company as follows: $250,000 within 60 days after an order dismissing the Involuntary Petition becomes final ("Initial Creditor Payment"); $200,000 each calendar quarter after the first payment is made; and the remaining unpaid balance of such claims, without interest, all due and payable in one year. Such payments will be secured by a lien against the Company's improved real property located in Salem, Oregon, subject to a senior lien to secure financing for the Company up to a maximum amount of $500,000 which may be increased to $750,000 if the $250,000 initial payment is timely made to such creditors. Alternatively, at the Company's option, such creditors will receive payments of 85% of the amount of their claims, in full satisfaction, within 60 days after an order dismissing the Involuntary Petition becomes final. The settlement was submitted to the Company's creditors and entered into by over 90% of the Company's creditors (by number and dollar amount of claims) with undisputed claims. Most, but not all creditors, would be covered by the settlement.

The Company does not currently have the funds to make the initial $250,000 payment under the Payment Agreement and there is no assurance it will obtain the funds before such payment is due. If this payment is not made, the Company may be required to sell certain of its assets and/ or business lines and/or raise additional capital to satisfy such creditors, and, alternately, subject to the Payment Agreement, such creditors may take action to foreclose on such lien and otherwise recover the amounts owing, including instituting another bankruptcy filing.

PRINCIPAL SHAREHOLDER; POTENTIAL CONTROL AND INFLUENCE

As reported in the Company's Current Report on Form 8-K dated April 27, 1999, for a twelve-month period following the dismissal of the Involuntary Petition and, subject to certain conditions being met, Capitol Bay Management, Inc. (Capitol Bay) may elect to convert $500,000 of a current loan into two million shares of Morrow Common Stock (as presently constituted). Capitol Bay currently holds 180,400 shares, or 2.92% of the outstanding shares of the Company's Common Stock. On July 9, l999, the Company's Board of Directors determined that such conditions had been met to allow the conversion of the loan and also authorized the sale of an additional 1,000,000 shares of the Company's Common Stock at $.25 per share to Capitol Bay, subject to the proceeds being applied to the Initial Creditor Payment discussed under the Payment Agreement above. If Capitol Bay elects to convert such loan into two million shares, it will own 26.67% of the outstanding shares of the Company's Common Stock: if Capitol Bay elects to purchase the 1,000,000 shares, it will own 16.45% of the outstanding shares of the Company's Common Stock; and, if Capitol Bay elects to both convert the loan and purchase the 1,000,000 shares, it will own 34.66% of the outstanding shares of the Company's Common Stock. If Capitol Bay acquires 34.66% of the outstanding shares, it may have sufficient voting power to control matters submitted to the Company's shareholders for approval, including the election of the Company's Board of Directors. Even at lower ownership levels, Capitol Bay may be able to significantly influence shareholder action. Capitol Bay's address is 2424 Roseville Drive, Roseville, CA 95661.

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SAFE HARBOR

Statements in this report are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward looking statements involve risks and uncertainties, including without limitation the continuing cooperation of the Company's secured lender, Capitol Bay, adequacy of available working capital, continuing forbearance by Capitol Bay and other creditors, and Morrow's ability to consummate a financing and/or other transactions to allow it to continue operations.




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                                   SIGNATURES

        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salem, State of Oregon, on July 12, 1999.

                                 MORROW SNOWBOARDS, INC.


                                 By:
                                     P. Blair Mullin
                                     PRESIDENT AND CHIEF FINANCIAL OFFICER
                                       (PRINCIPAL EXECUTIVE, FINANCIAL AND
                                       ACCOUNTING OFFICER)

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                                EXHIBIT INDEX

Exhibit No.     Document Description
-----------     --------------------
10.1            Payment Agreement effective June 17, 1999 among Morrow
                Snowboards, Inc., certain Petitioning Creditors named therein and Robert K. Morrow, Inc., a Disbursing Agent for the
                Petitioning Creditors.

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